Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2014 (except for note 1 as it relates to stock splits and note 3, as to which the date is October 17, 2014), relating to the consolidated financial statements of LendingClub Corporation as of and for the year ended December 31, 2013, included in the Prospectus in Registration Statement No. 333-198393 on Form S-1. We also consent to the reference to us under the heading “Experts” in such Prospectus incorporated by reference into this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

December 10, 2014

San Francisco, CA